Bogotá D.C., June 26, 2024

Gentlemen

LATAM LOGISTICS COL PROPCO COTA 1 SAS
Atn. Esteban Saldarriaga
CEO

Reference: Response to the Waiver Request for Leasing Contracts #257617 and #235195 signed between Bancolombia and LATAM LOGISTIC COL PROPCO COTA 1 SAS.

Dear Sirs,

1. We refer to Lease Agreements #257617 and #235195. (hereinafter the Leasing Agreements) entered into between LATAM LOGISTIC COL PROPCO COTA 1 SAS (hereinafter the Lessee) and Bancolombia S.A. ("Bancolombia").

2. Words that are not expressly defined herein and that begin with a capital letter have the meaning assigned to them in the Leasing Agreement.

3. In accordance with the provisions of the Leasing Agreements, the Lessee undertook to:

   a. Maintain during the term of each leasing contract a Free Cash Flow / Debt Service indicator >= 1.2x, which will be measured for the assets that are part of each leasing contract and not for the entire company. The measurement will be carried out over the last 12 months.

4. That, in response to its request for exemption, Bancolombia states that, through this communication, it exempts the Tenant for not having complied with the measurement in the month of June 2024, and not complying with the December 2024 measurement of the commitment described in paragraph 3 of this document. During the excused periods, Bancolombia may not accelerate the obligations of the Leasing Agreements, due to non-compliance with the commitment described in paragraph 3 of this document.

Except for the waiver granted herein, Lessee continues to be bound by all of the terms and conditions of the Leasing Agreement and other documents that modify or add to it.

JAIRO ANDRES SOSSA
ROMERO LEGAL
REPRESENTATIVE
BANCOLOMBIA S.A.